Exhibit 99.1
Mannatech Reports Second Quarter 2017 Financial Results

(COPPELL, Texas) August 8, 2017 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its second quarter of 2017.

Second Quarter Results
Second quarter net sales for 2017 were $47.7 million, a decrease of $1.1 million, or 2.3% as compared to $48.8 million in the second quarter of 2016. Income (loss) from operations was $2.8 million for the second quarter 2017, as compared to $(0.1) million in the same period in 2016. Net income (loss) was $1.8 million, or $0.65 per diluted share, for the second quarter 2016, as compared to $(1.3) million, or $(0.49) per diluted share, for the second quarter 2016.

For the three months ended June 30, 2017, our net sales declined 3.5% on a constant dollar basis (see Non-GAAP Financial Measures, below) as compared to the same period in 2016. Excluding the effects due to the translation of foreign currencies into U.S. dollars, net sales would have declined $1.7 million for the three months ended June 30, 2017.

For the three months ended June 30, 2017, Mannatech’s operations outside of the Americas accounted for approximately 59.1% of Mannatech’s consolidated net sales.

Second quarter 2017 Asia/Pacific net sales decreased by $1.6 million, or 6.1%, to $24.7 million, as compared to $26.3 million for the same period in 2016. This decrease was primarily due to a 9.0% decrease in revenue per active independent associate and member, which was partially offset by a 3.2% increase in the number of active independent associates and members. During the three months ended June 30, 2017, the loyalty program increased sales by $0.3 million, as compared to the same period in 2016. Foreign currency exchange had the effect of increasing revenue by $0.4 million for the three months ended June 30, 2017, as compared to the same period in 2016. The currency impact is primarily due to the strengthening of the Korean Won and Taiwanese Dollar, which was partially offset by the weakening of the Japanese Yen and Chinese Yuan (Renminbi).

EMEA net sales remained the same at $3.5 million for the both the three months ended June 30, 2017 and 2016. During this comparative period, the number of active independent associates and members in EMEA increased 1.0%, which was partially offset by a 1.0% decrease in revenue per active independent associate and member. Foreign currency exchange had the effect of increasing revenue by $0.2 million when the three-month period ending June 30, 2017 is compared to the same period in 2016.  The currency impact is primarily due to the strengthening of the South Africa Rand, which was partially offset by the weakening of the British Pound and the Euro.

For the three months ended June 30, 2017, net sales in the Americas increased by $0.5 million, or 2.6%, to $19.5 million, as compared to $19.0 million for the same period in 2016. This increase was primarily due to a 12.1% increase in revenue per active independent associate and member, which was partially offset by a 8.5% decline in the number of active independent associates and members. During the three months ended June 30, 2017, the loyalty program in the Americas increased sales by $0.4 million, as compared to the same period in 2016.

Commission expenses for the three months ended June 30, 2017 decreased by 5.7%, or $1.1 million, to $18.3 million, as compared to $19.4 million for the same period in 2016. For the three months ended June 30, 2017, commissions as a percentage of net sales decreased to 38.5% from 39.7% for the same period in 2016. During the first quarter, we recorded commission expense on the pre-launch in certain Asia/Pacific markets of new products that were available after our annual convention held in April 2017.

Incentive costs for the three months ended June 30, 2017 decreased by 30.0%, or $0.3 million, to $0.7 million, as compared to $1.0 million for the same period in 2016. The decrease was due to a decline in the number of qualified individuals within the Americas attending incentive trips. For the three months ended June 30, 2017, incentives as a percentage of net sales decreased to 1.3% from 2.1% for the same period in 2016.

The number of new and continuing active independent associates and members who purchased our packs or products during the twelve months ended June 30, 2017 and 2016 were approximately 218,000 and 222,000, respectively. Recruitment of new independent associates and members decreased 6.7% during the three months ended June 30, 2017 as compared to the same period in 2016.  The number of new independent associate and member positions held by individuals in our network for the three months ended June 30, 2017 was approximately 26,500, as compared to 28,400 for the same period in 2016.

For the three months ended June 30, 2017, selling and administrative expenses increased by $0.3 million, or 2.5%, to $10.0 million, as compared to $9.7 million for the same period in 2016. Our marketing related costs increased $0.4 million due to increased expenses in respect of our Mannafest event held in Las Vegas. During the second quarter, we recorded severance charges of $0.2 million, which were partially offset by decreases in other payroll costs stemming from fewer employees and a $0.1 million decrease in stock based compensation expense. Selling and administrative expenses, as a percentage of net sales, for the three months ended June 30, 2017 increased to 20.9% from 19.9% for the same period in 2016.

For the three months ended June 30, 2017, other operating costs decreased by $1.5 million, or 18.8%, to $6.7 million, as compared to $8.2 million for the same period in 2016. For the three months ended June 30, 2017, other operating costs as a percentage of net sales decreased to 14.0% from 16.8% for the same period in 2016. The decrease was due to a $0.7 million decrease in travel and entertainment costs, a $0.3 million decrease in accounting and auditing fees, a $0.3 million decrease in legal and consulting fees and a $0.2 million decrease in bad debt expense.

As of June 30, 2017, our cash and cash equivalents increased by 24.0%, or $6.9 million, to $35.6 million from $28.7 million as of December 31, 2016. Our inventory balance at June 30, 2017 was $10.9 million, compared to $12.0 million at December 31, 2016, reflecting sales at our successful Mannafest event in Las Vegas, Nevada, in April.

Our accounts payable balance at June 30, 2017 increased to $6.1 million, compared to $5.2 million at December 31, 2016, due to incentive costs. At June 30, 2017, our commissions and incentives payable increased to $9.7 million from $8.8 million at December 31, 2016, due to timing of our commission payments. During the second quarter of 2017, we paid dividends of $0.3 million and repurchased approximately $0.1 million of our stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, August 9, 2017 at 9 a.m. CDT, 10 a.m. EDT. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 62143919.
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Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

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MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

ASSETS	June 30, 2017 (unaudited)	December 31, 2016
Cash and cash equivalents	$35,561	$28,687
Restricted cash	1,514	1,510
Accounts receivable, net of allowance of $507 and $463 in 2017 and 2016, respectively	405	298
Income tax receivable	3	1,587
Inventories, net	10,868	11,961
Prepaid expenses and other current assets, net	2,659	3,483
Deferred commissions	3,233	3,229
Total current assets	54,243	50,755
Property and equipment, net	3,234	3,611
Construction in progress	1,294	1,012
Long-term restricted cash	6,776	6,429
Other assets	3,617	4,013
Long-term deferred tax assets, net	5,595	5,368
Total assets	$74,759	$71,188
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$392	$357
Accounts payable	6,130	5,223
Accrued expenses	5,139	5,605
Commissions and incentives payable	9,679	8,799
Taxes payable	1,528	1,040
Current notes payable	843	801
Deferred revenue	8,326	8,156
Total current liabilities	32,037	29,981
Capital leases, excluding current portion	182	261
Long-term deferred tax liabilities	30	29
Long-term notes payable	286	567
Other long-term liabilities	1,413	1,465
Total liabilities	33,948	32,303

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,753,789 shares issued and 2,711,372 shares outstanding as of June 30, 2017 and 2,758,275 shares issued and 2,688,790 shares outstanding as of December 31, 2016	—	—
Additional paid-in capital	35,293	38,190
Retained earnings	7,202	7,331
Accumulated other comprehensive income	3,482	1,834
Treasury stock, at average cost, 42,417 shares as of June 30, 2017 and 69,485 shares as of December 31, 2016, respectively	(5,166)	(8,470)
Total shareholders’ equity	40,811	38,885
Total liabilities and shareholders’ equity	$74,759	$71,188

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$47,686	$48,810	$88,327	$89,518
Cost of sales	8,786	10,100	17,548	18,489
Gross profit	38,900	38,710	70,779	71,029

Operating expenses:
Commissions and incentives	18,994	20,417	36,075	36,034
Selling and administrative expenses	9,978	9,730	18,632	18,322
Depreciation and amortization expense	453	477	955	920
Other operating costs	6,656	8,198	14,332	15,329
Total operating expenses	36,081	38,822	69,994	70,605

Income (loss) from operations	2,819	(112)	785	424
Interest income	19	23	48	11
Other income (expense), net	(9)	(1,037)	32	(703)
Income (loss) before income taxes	2,829	(1,126)	865	(268)

Income tax provision	(1,034)	(206)	(317)	(472)
Net income (loss)	$1,795	$(1,332)	$548	$(740)

Earnings (loss) per common share:
Basic	$0.66	$(0.49)	$0.20	$(0.27)
Diluted	$0.65	$(0.49)	$0.19	$(0.27)

Weighted-average common shares outstanding:
Basic	2,711	2,707	2,706	2,701
Diluted	2,778	2,707	2,775	2,701

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three-month period ended (in millions, except percentages)	June 30, 2017		June 30, 2016	Constant $ Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$47.7	$47.1	$48.8	$(1.7)	(3.5)%
Product	40.3	39.8	40.1	(0.3)	(0.7)%
Pack	6.0	5.9	7.5	(1.6)	(21.3)%
Other	1.4	1.4	1.2	0.2	16.7%
Gross Profit	38.9	38.4	38.7	(0.3)	(0.8)%
Income (loss) from Operations	2.8	2.5	(0.1)	2.6	(2,600.0)%

Six-month period ended (in millions, except percentages)	June 30, 2017		June 30, 2016	Constant $ Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$88.3	$86.8	$89.5	$(2.7)	(3.0)%
Product	74.1	72.9	73.8	(0.9)	(1.2)%
Pack	11.7	11.4	13.2	(1.8)	(13.6)%
Other	2.5	2.5	2.5	—	—%
Gross Profit	70.8	69.6	71.0	(1.4)	(2.0)%
Income (loss) from Operations	0.8	0.2	0.4	(0.2)	(50.0)%

About Mannatech

Mannatech, Incorporated offers a full body wellness experience through its global network of independent associates and members. With more than 20 years of experience and operations in 26 markets, Mannatech is committed to transforming lives. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. This release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and Mannatech cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com